Exhibit FS-2

               PRO FORMA BALANCE SHEET

                              CINERGY CORP.
                         PRO FORMA BALANCE SHEET
                           As of June 30, 2000
                               (unaudited)
                         (dollars in thousands)


ASSETS
                                                                 Pro Forma
                                                      Actual    Adjustments   Pro Forma

Current Assets

  Cash and cash equivalents                        $     5,142  $ 1,271,875   $ 1,277,017
  Accounts receivable less accumulated provision
    for doubtful accounts of $0 at June 30, 2000,
    and $0 at December 31, 1999                            517                        517
  Accounts receivable from affiliated companies        540,567                    540,567
  Prepayments and other                                  1,016                      1,016
      Total Current Assets                             547,242    1,271,875     1,819,117

Other Assets
  Investments in consolidated subsidiaries           2,882,015                  2,882,015
  Investments in unconsolidated subsidiaries            (4,100)                    (4,100)
  Other                                                 21,102                     21,102
      Total Other Assets                             2,899,017            -     2,899,017

Total Assets                                       $ 3,446,259  $ 1,271,875   $ 4,718,134


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
                    PRO FORMA BALANCE SHEET


                              CINERGY CORP.
                         PRO FORMA BALANCE SHEET
                           As of June 30, 2000
                               (unaudited)
                         (dollars in thousands)


LIABILITIES AND SHAREHOLDERS' EQUITY
                                                                  Pro Forma
                                                      Actual     Adjustments    Pro Forma


Current Liabilities
  Accounts payable                                 $       14    $         -   $       14
  Accounts payable to affiliated companies             14,354                      14,354
  Accrued taxes                                          (189)                       (189)
  Accrued interest                                      3,406                       3,406
  Notes payable and other short-term obligations      284,500                     284,500

      Total Current Liabilities                       302,085              -      302,085

Non-Current Liabilities
  Long-term debt                                      399,701                     399,701
  Deferred income taxes                                  (438)                       (438)
  Other                                                   363                         363
      Total Non-Current Liabilities                   399,626              -      399,626
Total Liabilities                                     701,711              -      701,711

Common Stock Equity
  Common stock - $.01 par value; authorized
    shares - 600,000,000; outstanding shares -
    158,923,399 at June 30, 2000, and
    December 31, 1999                                   1,589            500        2,089
  Paid-in capital                                   1,612,572      1,271,375    2,883,947
  Retained earnings                                 1,135,703                   1,135,703
  Accumulated other comprehensive income (loss)        (5,316)                     (5,316)
     Total Common Stock Equity                     2,744,548      1,271,875    4,016,423

Total Liabilities and Shareholders' Equity         $3,446,259     $1,271,875   $4,718,134


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
                    PRO FORMA STATEMENT OF INCOME

                         CINERGY CORP.
                 PRO FORMA STATEMENT OF INCOME
           For the twelve months ended June 30, 2000
                          (unaudited)
            (in thousands, except per share amounts)


                                                             Pro Forma
                                                 Actual     Adjustments   Pro Forma

Operating Expenses
  Operation and maintenance                    $    8,252   $         -  $    8,252
  Taxes other than income taxes                       625                       625
Total Operating Expenses                            8,877             -       8,877

Operating Income (Loss)                            (8,877)            -      (8,877)

Equity in Earnings of Consolidated
  Subsidiaries                               441,430                   441,430
Equity in Earnings of Unconsolidated
  Subsidiaries                                      2,753                     2,753
Miscellaneous - Net                                28,235                    28,235
Interest                                           39,357                    39,357
                                                  433,061             -     433,061

Income Before Taxes                               424,184             -     424,184

Income Taxes                                       (6,708)                   (6,708)

Net Income                                     $  430,892   $         -  $  430,892

Average Common Shares Outstanding                 158,923        50,000     208,923

Earnings Per Common Share
  Net income                                        $2.71                     $2.06

Earnings Per Common Share - Assuming Dilution
  Net income                                        $2.70                     $2.06

Dividends Declared Per Common Share                 $1.80                     $1.80


                                        CINERGY CORP.

                         Pro Forma Journal Entries to Give Effect to
                   Issuance of Additional 50 Million Shares of Common Stock
                           (in thousands, except per share amounts)
Entry No. 1

Cash and cash equivalents                           $1,271,875
   Common Stock - $.01 par value                                         $500
   Paid-in capital                                                 $1,271,375

To record issuance of additional 50 million shares of Cinergy common stock at June 30, 2000 at a closing price of $25.4375 per share.